Consent of Independent Registered Public Accounting Firm

To the Board of Trustees of

Salient MLP & Energy Infrastructure Fund:

We consent to the use of our report dated April 29, 2011 for Salient MLP & Energy Infrastructure Fund, incorporated herein, and to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and “Experts” and “Other Service Providers” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

May 25, 2011